Exhibit 10.21
EXTERRAN PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN
FIRST AMENDMENT TO GRANT OF PHANTOM UNITS WITH DERS
          THIS FIRST AMENDMENT TO GRANT OF PHANTOM UNITS WITH DERS (the “Amendment”) is entered into by and between Exterran GP LLC (formerly UCO GP LLC), on behalf of Exterran General Partner, L.P. (formerly UCO General Partner, LP) (the “Company”), and Stephen A. Snider (the “Grantee”).
WITNESSETH:
          WHEREAS, Exterran GP LLC, on behalf of Exterran General Partner, L.P., previously granted to the Grantee, on March 4, 2008, 9,310 Phantom Units with a tandem grant of Distribution Equivalent Rights or DERs with respect to each Phantom Unit under the Exterran Partners, L.P. Long-Term Incentive Plan, as amended (the “Plan”),, pursuant to the terms and conditions set forth in a Grant of Phantom Units with DERs Award Agreement (the “Agreement”) and the Plan; and
          WHEREAS, the Company and the Grantee desire to amend the Agreement to make certain changes with regard to vesting and expiration provisions of the Agreement;
          NOW, THEREFORE, effective as of October 28, 2008, the Agreement is hereby amended as follows:
     1. Paragraph 1 of the Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding any provision of this Agreement to the contrary, all unvested Phantom Units then held by you as of December 31, 2009, and all DERs then credited to your DER account as of such date, shall automatically be forfeited without payment, and this Agreement shall terminate and be of no further force and effect as of December 31, 2009 (and you will not be entitled to any benefits or payments on or after such date under this Agreement).”
     2. Paragraph 3(a) of the Agreement is hereby amended to read as follows:
“(a)	Death, Disability or Retirement. If your employment with the Company terminates as a result of your death, a disability that entitles you to benefits under the Company’s long-term disability plan, or your retirement, the Phantom Units then held by you and any DERs credited to your DER account shall automatically become fully vested upon such termination. For purposes of this Agreement, “retirement” means your voluntary termination of employment with the Company on or after January 1, 2009 and on or prior to December 31, 2009.”

     3. The first sentence in Paragraph 4 of the Agreement is hereby amended to read as follows:
“Subject to Paragraph 7 below, as soon as administratively practicable after the vesting date of a Phantom Unit, but in no event later than the 60th day after such vesting date, the Company shall pay you one Unit with respect to such vested Phantom Unit; provided, however, the Committee may, in its sole discretion, direct that a cash payment be made to you in lieu of the delivery of such Unit.”
     The Agreement shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

          IN WITNESS WHEREOF, the parties have executed this Amendment effective as of October 28, 2008.

EXTERRAN GENERAL PARTNER, L.P. by its general partner Exterran GP LLC
By:
	Name:	George Stephen Finley
	Title:	Director

GRANTEE

Stephen A. Snider

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